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Exhibit 4.1

NON-STATUTORY STOCK OPTION AGREEMENT

OPTIONEE:	Randolph K. Geissler
GRANT DATE:	September 5, 2003
NUMBER OF OPTION SHARES:	1,000,000 Shares
EXERCISE PRICE PER SHARE:	$1.97 per Share
EXPIRATION DATE:	September 1, 2012

        THIS AGREEMENT is made as of the Grant Date set forth above by and between Digital Angel Corporation, a Delaware corporation (the "Company"), and the Optionee named above, who provides services to the Company or an Affiliate of the Company as an Employee (the "Optionee").

        The Company desires, by affording the Optionee an opportunity to purchase shares of its Common Stock, par value $0.005 per share (the "Common Stock"), as hereinafter provided, to motivate you to perform well as an Employee of the Company or an Affiliate of the Company.

        NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the parties hereby agree as follows:

        1.    Grant of Option.    The Company hereby grants to the Optionee the right and option (the "Option") to purchase all or any part of the aggregate number of shares of Common Stock set forth above (the "Option Shares") (such number being subject to adjustment as provided in Section 8 hereof) on the terms and subject to the conditions set forth in this Agreement. This Option is not intended to be an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Option is not granted pursuant to any stock option or other employee benefits plan adopted by the Company, including the Amended and Restated Digital Angel Corporation Stock Option Plan (the "Option Plan").

        2.    Purchase Price.    The per share purchase price of the Option Shares shall be the Exercise Price Per Share set forth above (such Exercise Price Per Share being subject to adjustment as provided in Section 8 hereof).

        3.    Term and Exercise of Option.

          (a)   The term of this Option shall commence on the Grant Date set forth above and shall continue until the Expiration Date set forth above.

          (b)   This Option is exercisable as to all of the Option Shares on the Grant Date.

          (c)   To exercise this Option, the Optionee shall give written notice to the Company, to the attention of its President or other designated agent, in substantially the form attached hereto as Exhibit A, and the Optionee shall deliver payment in full for the Option Shares with respect to which this Option is then being exercised, as provided in Section 4(a) below.

          (d)   Neither the Optionee nor the Optionee's legal representatives, legatees or distributees, as the case may be, will be, or will be deemed to be, a holder of any Option Shares for any purpose unless and until certificates for such Option Shares are issued to the Optionee or the Optionee's legal representatives, legatees or distributees under the terms of the Option Plan.

        4.    Limitations on Exercise of Option.

          (a)   The exercise of this Option will be contingent upon receipt from the Optionee (or the purchaser acting under Section 7 below) of the full Exercise Price of such Option Shares. Payment of the Exercise Price shall be made in cash or by a certified or cashier's check. However, in its sole discretion, the Committee may accept in payment of the Exercise Price (i) shares of Common Stock of the Company or shares issuable upon the exercise of this Option having an aggregate Fair Market Value on the date of exercise which is not less than the total Exercise Price; (ii) other property, rights, or credits deemed acceptable by the Committee, including the Optionee's promissory note; or (iii) any combination of cash, such shares of Common Stock, and such other property, rights or credits as determined by the Committee. No Option Shares will be issued until full payment therefor has been made and the Optionee has executed any and all agreements that the Company may require the Optionee to execute.

          (b)   The issuance of Option Shares upon the exercise of this Option shall be subject to all applicable laws, rules, and regulations. If, in the opinion of the Committee, (i) the listing, registration, or qualification of the Option Shares upon any securities exchange or under any state or federal law, (ii) the consent or approval of any regulatory body, or (iii) an agreement of the Optionee with respect to the disposition of the Option Shares, is necessary or desirable as a condition to the issuance or sale of the Option Shares, this Option shall not be exercised and/or Option Shares shall not be sold unless and until such listing, registration, qualification, consent, approval or agreement is effected or obtained in form satisfactory to the Committee.

        5.    Transferability of Option.    The Optionee's rights in the Option may be (a) freely transferred, sold, traded, gifted or otherwise disposed of to any member of the Participant's family, to any trust or legal entity formed for the Participant's benefit or the benefit of a member of the Participant's family, or for estate planning or for charitable purposes; or (b) freely transferred, sold, traded, gifted or otherwise disposed of to any other person or entity with the prior consent of the Board, which consent shall not be unreasonably withheld. All of such transfers shall be subject to (i) compliance with applicable state and federal securities laws, and (ii) the Optionee shall be obligated to provide the Company with prior written notice of any transfer described in subparagraph (a) of this Section 5.

        6.    Termination of Employment or Other Services.    Upon termination of the Optionee's employment with the Company or other relationship with the Company or with an Affiliate, including on account of the death of the Optionee, the Option shall remain exercisable after the termination of the Optionee's employment or other relationship with the Company until the expiration of the term of the Option set forth in Paragraph 3. If the Option is not exercised during its term, it shall be deemed to have been forfeited and of no further force or effect.

        7.    Death of Optionee.    The death of the Optionee shall not affect the vesting or the term of this Option. If the Optionee dies while employed by or otherwise providing services to the Company or an Affiliate, this Option may be exercised by the executors or administrators of the Optionee or by the person or persons to whom the Optionee's rights under the Option shall pass by the Optionee's will or the laws of descent and distribution.

        8.    No Right to Continue to Provide Services.    This Option does not and will not confer upon the Optionee any right to continue providing services to the Company or an Affiliate of the Company as an Employee or a Director, nor will it affect or interfere in any way with the Company's right or the Affiliate's right to terminate the Optionee's employment or other services at any time.

        9.    Adjustments.    In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend, stock split, reverse stock split, reclassification, combination, exchange of shares, spin-off, split-off, spin-out, recapitalization, merger, consolidation, reorganization or other similar transaction involving the Company, the Committee shall make an appropriate and proportionate adjustment to the number of Option Shares and the per share Exercise Price Per Share hereunder so that the Optionee then shall receive for the aggregate Exercise Price paid by the Optionee upon exercise of this Option the number of shares the Optionee would have received if this Option had been exercised before such event occurred. No adjustment shall be made under this Section upon the issuance by the Company of any warrants, rights, or options to acquire additional Common Stock or of securities convertible into Common Stock unless such warrants, rights, options or convertible securities are issued to all shareholders of the Company on a proportionate basis.

        10.    Change of Control.    In the event of a Change in Control, this Option shall immediately become fully exercisable.

        11.    Limitation on Payments and Benefits.    Notwithstanding anything in this Agreement to the contrary, if any of the payments or benefits to be made or provided in connection with this Agreement, together with any other payments, benefits or awards which the Optionee has the right to receive from the Company, or any corporation which is a member of an "affiliated group" (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member ("Affiliate"), constitute an "excess parachute payment" (as defined in Section 280G(b) of the Code), such payments, benefits or awards to be made or provided in connection with this Agreement, or any other agreement between the Optionee and the Company or its Affiliates, may be reduced, eliminated, modified or waived to the extent necessary to prevent all, or any portion, of such payments, benefits or awards from becoming "excess parachute payments" and therefore subject to the excise tax imposed under Section 4999 of the Code. The Optionee will have the sole right and discretion to determine whether the payments, benefits or awards to be made or provided in connection with this Agreement, or any other agreement between the Optionee and the Company, should be reduced, and whether or not such other agreement with the Company or an Affiliate expressly addresses the potential application of Section 280G or Section 4999 of the Code (including, without limitation, that "payments" under such agreement be reduced). The Optionee will also have the right to designate the particular payments, benefits or awards that are to be reduced, eliminated, modified or waived; provided that no such adjustment will be made if it results in additional expense to the Company in excess of expenses the Company would have experienced if no adjustment had been made. The determination as to whether any such decrease in the payments or benefits is necessary must be made in good faith by legal counsel or a certified public accountant selected by the Optionee and reasonably acceptable to the Company, and such determination will be conclusive and binding upon the Optionee and the Company. Unless otherwise determined in the sole discretion of the Committee, the Optionee shall pay any and all fees, costs and expenses of the counsel or accountant selected by the Optionee to make the determinations under this Section 11.

        12.    Designation of Beneficiary.    The Optionee may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries as the Committee may from time to time prescribe) to exercise, in the event of a death of the Optionee, the Option. The Optionee may from time to time revoke or change any such designation of beneficiary, and any designation of beneficiary under this Option shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the right of any such beneficiary to exercise any Option, the Committee may determine to recognize only an exercise by the legal representative of the recipient, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

        13.    Amendment.    This Option Agreement and the Option may be amended, modified, terminated or cancelled only by mutual agreement of the Optionee and the Company.

        14.    Governing Law.    This Option Agreement and the Option shall be construed and administered in accordance with the laws of the State of Delaware, without giving effect to conflict of laws principles.

        15.    Purchaser Investment.    The Committee may require the Optionee, upon the exercise of this Option, to represent to and agree with the Company in writing that the Optionee is acquiring the Option Shares for investment and without a view to distribution or resale. The stock certificate for such Option Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. All stock certificates for Option Shares delivered under this Option shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under all applicable laws, rules and regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

        16.    Definitions.    The capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to them in the Option Plan as in effect on the date hereof; however, such reference to the Option Plan shall not be construed as subjecting the Option Agreement or the Option to the Option Plan.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its corporate name by its duly authorized officer, and the Optionee has executed this Agreement as of the Grant Date set forth above.

COMPANY:	Digital Angel Corporation
	By	James P. Santelli Vice President, Finance and Chief Financial Officer

OPTIONEE:
Signature
Name Typed or Printed
Address:

SSN: ___-__-____

EXHIBIT A
NOTICE OF EXERCISE OF
STOCK OPTION

TO:

FROM:

DATE:

RE:        Exercise of Stock Option

        I hereby exercise my option to purchase                        shares of Common Stock at $            per share (total exercise price of $                        ). This notice is given in accordance with the terms of my Non-Statutory Stock Option Agreement ("Agreement") dated                        . The option price and vested amount is in accordance with Sections 2 and 3 of the Agreement.

Check one or more, as applicable:

☐	Enclosed is cash, or a cashier's or certified check payable to Digital Angel Corporation (the "Company") for the total exercise price of the shares being purchased.
☐	Attached is a certificate(s) for shares of common stock duly endorsed in blank and surrendered for the exercise price of the shares being purchased.*
☐	I want to exercise my option by surrendering a sufficient number of shares of Common Stock issuable upon exercise of such option to pay the exercise price.*
☐	I want to exercise my option by issuing to the Company my promissory note in the amount of $ and/or by transferring to the Company the following property, rights or other benefits: .*
*The use of each of these alternatives is subject to the approval of the Company.
Please prepare the stock certificate in the following name(s):
Sincerely,
(Signature)
(Print or Type Name)
Letter and consideration received on ______________ (effective date of exercise)

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  Exhibit 4.1
NON-STATUTORY STOCK OPTION AGREEMENT
EXHIBIT A NOTICE OF EXERCISE OF STOCK OPTION